Contact: Patrick Suehnholz
 Director of Investor Relations
 Greenhill & Co., Inc.
 (212) 389-1800

GREENHILL & CO. REPORTS SECOND QUARTER 2020 RESULTS

•Quarterly revenues of $47.8 million, down 15% from prior year’s second quarter due to impact of the global pandemic on M&A activity

•Total year to date revenues of $114.9 million, 7% higher than the same period in 2019 but also impacted by reduced M&A activity offset by increased restructuring activity

•Compensation expense for quarter and year to date up over prior year due to recent growth in professional headcount, resulting in elevated compensation ratio given the revenue level

•Non-compensation costs for quarter similar to prior year but negatively impacted by a loss on sale of Brazilian business and non-cash expense due to duplicate rent during the build out of our new headquarters location

•Sold our small Brazilian business to our local team for a nominal sum

NEW YORK, NEW YORK, July 23, 2020 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $47.8 million, a net loss of $15.0 million and loss per share of $0.79 for the quarter ended June 30, 2020.

The Firm’s second quarter 2020 net loss and loss per share compare to a net loss of $12.7 million and loss per share of $0.53 for the second quarter 2019.

For the six months ended June 30, 2020, revenues of $114.9 million compare to revenues of $107.3 million in the comparable period in 2019, an increase of $7.6 million, or 7%. For the first half of 2020, a net loss of $22.5 million and a loss per share of $1.19 compare to a net loss of $28.1 million and a loss per share of $1.16 for the same period in 2019.

The second quarter and year to date 2020 per share figures were negatively impacted by our share count that (due to our loss) reflects basic shares outstanding figures, which are 2.1 million and 3.0 million shares, respectively, lower than a fully diluted share count would have been if we had reported income.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“Our Firm has continued to remain fully operational during the pandemic, is maintaining active dialogues with clients across our businesses and is both winning new mandates and successfully executing transactions. We have benefited from a very significant increase in restructuring assignments and related retainer fees as a result of the pandemic, offset by a substantial decline in M&A and capital advisory transaction activity. Given the time required for restructuring processes to get to completion, as well as the timing of some of our larger M&A assignments, we expect our current quarter to show improvement sequentially and our fourth quarter to be particularly strong, resulting in a respectable revenue outcome for the full year. We continue to take steps to reduce recurring non-compensation costs, and we will likewise aim to bring down our compensation ratio by year end as we did last year, with the objective and expectation of generating a net profit for the full year despite the economic impact of the pandemic. For next year, we expect a continuation of heavy restructuring activity and should see a significant increase in M&A and capital advisory activity,” Scott L. Bok, Chairman and Chief Executive Officer, commented.

Revenues

Revenues were $47.8 million in the second quarter of 2020 compared to $56.1 million in the second quarter of 2019, a decrease of $8.3 million, or 15%. Increases in transaction completion fees and restructuring retainer fees were more than offset by declines in capital advisory fees and transaction announcement and opinion fees.

For the six months ended June 30, 2020, revenues were $114.9 million compared to $107.3 million in 2019, an increase of $7.6 million, or 7%. Increases in transaction completion fees, particularly in Europe, and restructuring retainer fees were partially offset by a decline in capital advisory fees.

During the third quarter we exited Brazil by selling our small business there to the local team for a nominal sum, which we expect will be modestly accretive to our productivity and profitability statistics going forward.

Adjusted for the Managing Directors who are leaving as a result of the sale of our Brazilian business, we have 76 client-facing Managing Directors. As of January 1, 2020, we had 79 such Managing Directors, including those in Brazil.

Expenses

Operating Expenses

Our total operating expenses for the second quarter of 2020 were $62.9 million, which compared to $62.5 million of total operating expenses for the second quarter of 2019. The slight increase in total operating expenses of $0.4 million, or 1%, resulted from an increase in our compensation and benefits expenses, as described in more detail below.

For the six months ended June 30, 2020, our total operating expenses were $132.7 million, which compared to $127.9 million of total operating expenses for the first half of 2019. The increase in total operating expenses of $4.8 million, or 4%, resulted from an increase in our compensation and benefits expenses, partially offset by a decrease in our non-compensation operating expenses, both as described in more detail below.

The following table sets forth information relating to our operating expenses.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
	(in millions, unaudited)
Employee compensation and benefits expenses	$46.5	$46.1	$100.8	$91.1
% of revenues	97%	82%	88%	85%
Non-compensation operating expenses	16.4	16.4	31.8	36.8
% of revenues	34%	29%	28%	34%
Total operating expenses	62.9	62.5	132.7	127.9
% of revenues	132%	111%	115%	119%
Total operating income (loss)	(15.1)	(6.4)	(17.8)	(20.6)

Compensation and Benefits Expenses

Our employee compensation and benefits expenses of $46.5 million in the second quarter of 2020 remained comparable to $46.1 million for the second quarter of 2019. The ratios of compensation to revenues for the second quarter in 2020 and 2019 were elevated due to lower than typical revenues.

For the six months ended June 30, 2020, our employee compensation and benefits expenses were $100.8 million compared to $91.1 million for the same period in 2019. The increase in expense of $9.7 million was principally attributable to growth in professional headcount and an increase in incentive compensation. The ratio of compensation to revenues for the six month period in 2020 was 88% as compared to 85% for the same period in 2019.
Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Operating Expenses

Our non-compensation operating expenses remained constant at $16.4 million for the three months ended June 30, 2020 as compared to the same period in 2019. During the second quarter of 2020, the benefit of minimal travel expense due to the global pandemic was offset by a charge of $1.9 million related to our sale of our Brazil business and an additional non-cash rent charge for space we will be relocating to in New York City late this year.

For the first half of 2020, our non-compensation operating expenses of $31.8 million decreased $5.0 million, or 13%, as compared to $36.8 million in the comparable period of 2019. The decrease in non-compensation expenses principally resulted from lower travel costs as a result of the global pandemic and the recognition of a foreign exchange gain related to our foreign investments as compared to a foreign exchange loss in the same period in the prior year, partially offset by the accrued loss on the sale of our Brazil business and the additional rent charge for new space, as discussed above.

Non-compensation expenses as a percentage of revenues for the six months ended June 30, 2020 were 28% compared to 34% for the same period in 2019. The decrease in non-compensation expenses as a percentage of revenues resulted from the effect of spreading lower non-compensation costs over higher revenues in the first half of 2020 as compared to the same period in 2019.

Our non-compensation operating expenses can vary as a result of a variety of factors such as changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of client reimbursed expenses, the impact of currency movements and other factors. Accordingly, the non-compensation operating expenses in any particular period may not be indicative of the non-compensation operating expenses in future periods.

Interest Expense

For the three months ended June 30, 2020, we incurred interest expense of $3.7 million as compared to $10.6 million for the same period in 2019. The decrease of $6.9 million principally related to the absence of a non-recurring refinancing charge of $4.8 million in the second quarter of 2019 and the benefit of decreases in the market borrowing rate and the average borrowings outstanding.

For the six months ended June 30, 2020, we incurred interest expense of $8.5 million, a decrease of $8.0 million as compared to $16.5 million for the same period in 2019. The decrease was due to the absence of the refinancing charge incurred in 2019, discussed above, and a decrease in the market borrowing rate and our interest rate spread, which was reduced as part of our term loan refinancing in April 2019, partially offset by a higher average borrowing outstanding as a result of proceeds we received from the refinancing.

The rate of interest on our borrowing is based on LIBOR and can vary from period to period. Accordingly, the amount of interest expense in any particular period may not be indicative of the amount of interest expense in future periods.

Provision for Income Taxes

For the three months ended June 30, 2020, due to our pre-tax loss we recognized an income tax benefit of $3.9 million. This compared to an income tax benefit for the same period in 2019 of $4.3 million.

For the six months ended June 30, 2020, due to our pre-tax loss we recognized an income tax benefit of $3.8 million. This compared to a benefit for income taxes for the same period in 2019 of $9.0 million. The provisions for income taxes for the first half of 2020 and 2019 included charges of $2.6 million and $0.8 million, respectively, related to the tax effect of the difference between the grant price value and the market price value of restricted stock awards at the time of the vesting. Excluding these charges, the effective rate for the six month period ended June 30, 2020 as compared to the same period in 2019 would have been 24% and 27%, respectively. The lower effective rate for the six months ended June 30, 2020 principally resulted from higher earnings from the U.K., which are taxed at a lower rate than the U.S.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which we operate. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of June 30, 2020, we had cash and cash equivalents of $84.6 million and term loan debt with a principal balance of $350.0 million.

In February 2020, we repaid in advance the quarterly term loan installment payments of $4.7 million due for the first, second and third quarters of 2020 and a portion of the fourth quarter installment and have a remaining principal installment of $3.1 million due in December 2020.

During the second quarter of 2020, we repurchased 62,822 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $9.01 per share, for a total cost of $0.6 million. During the first half of 2020, we have repurchased 703,464 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $20.20 per share, for a total cost of $14.2 million.

Additionally, early in the first quarter of 2020 we repurchased in the open market 489,704 shares of our common stock at an average price of $17.18 per share, for a total cost of $8.4 million. We did not make any open market purchases during the second quarter and, in light of current market uncertainty, for the near term our primary focus has shifted to further debt repayment rather than share repurchases.

For 2020, our Board of Directors has authorized $60 million in purchases of shares and share equivalents (via tax withholding on vesting of restricted stock units). As of June 30, 2020, $37.4 million is remaining.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.05 per share to be paid on September 16, 2020 to common stockholders of record on September 2, 2020.

Investor Presentation

An updated investor presentation highlighting the Firm’s results for the second quarter and other matters relevant for investors has been posted on its website today (www.greenhill.com).

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Thursday, July 23, 2020, accessible via telephone and the internet. Scott L. Bok, Chairman and Chief Executive Officer, will review the Firm’s second quarter 2020 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317 - 6003 (toll-free domestic) or (412) 317 - 6061 (international); passcode: 3448698. Please register at least 10 minutes before the conference call begins.  The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10145996.

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Dallas, Frankfurt, Hong Kong, Houston, London, Madrid, Melbourne, San Francisco, Singapore, Stockholm, Sydney, Tokyo and Toronto. As previously announced, the Firm expects to open a Paris office shortly, subject to regulatory approval.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2019 as well as other public filings. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Revenues	$47,786	$56,084	114,885	107,279

Operating Expenses
Employee compensation and benefits	46,476	46,065	100,836	91,127
Occupancy and equipment rental	7,411	5,646	12,757	11,052
Depreciation and amortization	569	645	1,168	1,312
Information services	2,651	2,652	5,056	5,008
Professional fees	1,899	1,926	4,221	4,552
Travel related expenses	118	3,363	2,506	6,859
Other operating expenses	3,772	2,155	6,122	7,998
Total operating expenses	62,896	62,452	132,666	127,908
Total operating income (loss)	(15,110)	(6,368)	(17,781)	(20,629)
Interest expense	3,728	10,621	8,511	16,472
Income (loss) before taxes	(18,838)	(16,989)	(26,292)	(37,101)
Provision (benefit) for taxes	(3,870)	(4,292)	(3,751)	(9,018)
Net income (loss)	$(14,968)	$(12,697)	$(22,541)	$(28,083)

Average shares outstanding:
Basic	18,886,856	23,925,310	18,895,775	24,231,448
Diluted	18,886,856	23,925,310	18,895,775	24,231,448
Earnings (loss) per share:
Basic	$(0.79)	$(0.53)	$(1.19)	$(1.16)
Diluted	$(0.79)	$(0.53)	$(1.19)	$(1.16)